REGISTRATION NO. 333-1612

  As filed with the Securities and Exchange Commission on November 25, 1996


                      SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C.  20549







                          _________________________






                                   EXHIBITS

                                      TO

                               AMENDMENT NO. 3

                                      TO

                                  FORM SB-2

                            REGISTRATION STATEMENT

                                    UNDER

                          THE SECURITIES ACT OF 1933









                          _________________________


                   FIRST NATIONS FINANCIAL SERVICES COMPANY


                             EXHIBIT DESCRIPTION


     Number                    Description

     3.1  -          Certificate  of  Incorporation.**
     3.2  -          By-Laws.**
     4.1  -          Trust  Indenture between the Registrant and the Indenture
Trustee.**
     4.2  -          Form  of  Notes  (included  as  part  of  Exhibit 4.1).**
     5.1 - Opinion of Sonfield & Sonfield with respect to legality of the Notes (included in Part II of the Registration Statement).
     8.1  -         Opinion of Sonfield & Sonfield with respect to tax matters
(included  as  part  of  Exhibit  5.1).
          10.1 -     Indemnification Agreement between the Company and William
T.    Juliano.**
          10.2  -     Indemnification Agreement between the Company and Thomas
E.    Juliano.**
     10.3  -          Lease  Agreement  covering  office  space.**
     10.4  -               Amendment to Lease Agreement covering office space.
     23.1  -       Consent of Sonfield & Sonfield (included as part of Exhibit
5.1).
     23.2  -       Consent of Harper & Pearson Company (included in Part II of the  Registration  Statement).
     25.1  -          Statement of Eligibility of Trustee (included in Part II
of  the  Registration
          Statement).



**Previously  filed
                              ADDENDUM TO LEASE


     This Addendum dated October 1, 1996 by and between PLAZA INVESTMENT CORPORATION, a New Jersey corporation located at 560 Fellowship Road, Mount
Laurel, New Jersey 08045 (hereinafter referred to as "Landlord") and FIRST NATIONS FINANCIAL SERVICES COMPANY, a Delaware corporation located at 560 Fellowship Road, Mount Laurel, New Jersey 08054 (hereinafter referred to as "Tenant").


                           W I T N E S S E T H:

     The aforementioned parties entered into a lease agreement dated February 1, 1996 for certain premises located in the Landlord's building known as Plaza Office Center in Mount Laurel, New Jersey.

     NOW, THEREFORE, intending to be legally bound, the parties hereby agree that as of October 1, 1996 the office space currently occupied by the Tenant shall be reduced in size to six (6) units. The monthly rental shall be accordingly reduced from Ten Thousand Dollars ($10,000) per month to Five Thousand Dollars ($5,000) per month for the duration of the term which will expire on or about January 31, 1998.

     Option  to  Renew.    The  Tenant  is granted the additional right upon
thirty (30) days written notice to Landlord to extend the lease for up to five
(5) one (1) year periods upon the same terms and conditions as originally drafted.

     All other terms of the lease agreement shall remain the same and are in full force and effect.

                                   PLAZA  INVESTMENT  CORPORATION


/s/  Karen  E.  Ehrgott                         By:  /s/ Anthony J. Grippo
Witness                                                Anthony J. Grippo, Vice
President
     LANDLORD



                                   FIRST  NATIONS  FINANCIAL  SERVICES
     COMPANY


/s/  Deborah  A.  Dickinson                             By:  /s/ William T.
Juliano
Witness                                          William T. Juliano, President
     TENANT